                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 23)



                          Northern Trust Corporation
                          --------------------------
                               (Name of Issuer)


                          Common Stock, $1.66 2/3 Par
                          ---------------------------
                        (Title of Class of Securities)


                                  665859 10 4
                                  -----------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

----------------------------                           -----------------------
  CUSIP No. 665859 10 4                  13G             Page 2 of 7 Pages
           -------------                                     --   ---
----------------------------                           -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


         Northern Trust Corporation                36-2723087
         The Northern Trust Company                36-1561860
         Northern Trust Bank of Arizona, NA        86-0377338
         Northern Trust Bank of California, NA     94-2938925
         Northern Trust Bank of Florida, NA        36-3190871
         Northern Trust Bank of Texas, NA          75-1999849
         Northern Trust Bank Investments, Inc      36-3608252
         Northern Bank of Colorado, NA             84-1348368
         Northern Trust Bank, FSB                  38-3424562
         The Northern Trust Company of Connecticut 06-6275604
--------------------------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      S.E.C. USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                                   6,474,025
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY                     18,598,078
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                                   4,440,265
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                  18,788,022
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      27,736,050
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      12.48
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      Northern Trust Corporation HC
------------------------------------------------------------------------------

                                                                           Pg. 3

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

            SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [_].

1. (a)  Northern Trust Corporation
        --------------------------
        (Name of Issuer)

   (b)  50 South LaSalle St., Chicago, Ill. 60675
        -----------------------------------------
        (Address of Issuer's Principal Executive Office)

2. (a)  Northern Trust Corporation
        --------------------------
        (Name of Person Filing)

   (b)  50 South LaSalle Street, Chicago, Illinois 60675
        ------------------------------------------------
        (Address of Person Filing)

   (c)  U.S. (Delaware Corporation)
        ---------------------------
        (Citizenship)

   (d)  Common Stock, $1.66 2/3 Par
        ---------------------------
        (Title of Class of Securities)

   (e)  665859 10 4
        -----------
        (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G).

4. (a)  27,736,050
        ----------
        (Amount Beneficially Owned)

   (b)  12.48
        -----
        (Percent of Class)

   (c)  Number of shares as to which such person has:

        (i)       6,474,025
                  ---------
                (Sole Power to Vote or to Direct the Vote)

        (ii)     18,598,078
                 ----------
                (Shared Power to Vote or to Direct the Vote)

        (iii)     4,440,265
                  ---------
                (Sole Power to Dispose or Direct Disposition)

        (iv)     18,788,022
                 ----------
                (Shared Power to Dispose or Direct Disposition)

                                                                           Pg. 4

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following:

6. Statement regarding ownership of 5 percent or more on behalf of another person:



7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

The Northern Trust Company                Northern Trust Bank of Arizona N.A.
50 South LaSalle Street                   2398 East Camelback Road
Chicago, IL 60675                         Phoenix, AZ 85016

Northern Trust Bank of California N.A.    Northern Trust Bank of Florida N.A.
355 South Grand Avenue, Suite 2600        700 Brickell Avenue
Los Angeles, CA 90071                     Miami, FL 33131

Northern Trust Bank of Texas N.A.         Northern Trust Investments, Inc.
2020 Ross Avenue                          50 South LaSalle Street
Dallas, TX 75201                          Chicago, IL 60675

Northern Trust Bank of Colorado           Northern Trust Bank, FSB
1200 17th Street, 24th Floor              1701 North Woodward Avenue, Suite 110,
Denver, CO 80202                          Bloomfield Hills, MI 48304

The Northern Trust Company of Connecticut
300 Atlantic Street, Suite 400
Stamford, CT 06901

8. Identification and Classification of Members of the Group.

                                Not Applicable.

9. Notice of Dissolution of Group.

                                Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                           Pg. 5

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   NORTHERN TRUST CORPORATION

                                                   ___________________________
                                                   By:  Perry R. Pero
                                                        -------------

DATED:  02-07-2001                                 As its:  Vice Chairman
        ----------                                          -------------

                                                                           Pg. 6

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004
Attention: Filing Desk, Stop 1-4

                        RE:  Northern Trust Corporation
                             ---------------------------

     Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G Amendment to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                             NORTHERN TRUST CORPORATION

                                             _________________________________
                                             By:  Perry R. Pero
                                                  -------------

DATED:  02-07-2001                           As its:  Vice Chairman
        ----------                                    -------------


THE NORTHERN TRUST COMPANY

________________________________________
By: Perry R. Pero
-----------------
As its Vice Chairman
      --------------


NORTHERN TRUST BANK OF ARIZONA, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA
NORTHERN TRUST BANK OF TEXAS, NA

________________________________________
By: Barry G. Hastings
---------------------
As its Authorized Representative
      --------------------------


NORTHERN TRUST INVESTMENTS, INC.

________________________________________
By:  Orie L. Dudley
-------------------
As its Director
      ---------


NORTHERN TRUST BANK OF COLORADO
NORTHERN TRUST BANK, FSB

________________________________________
By: Brian J. Hofmann
--------------------
As its Authorized Representative
      --------------------------

                                                                           Pg. 7

THE NORTHERN TRUST COMPANY OF CONNECTICUT

________________________________________
By:  Caryn Silverman
----------------------------
As its Authorized Representative
      --------------------------